Exhibit 99.1

Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
Integrated Corporate Relations, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2007 THIRD QUARTER RESULTS
•	Third Quarter Diluted Earnings Per Share Increase 8.8% to $0.37

•	Announces New $20 Million Share Repurchase Program

•	Declares Quarterly Cash Dividend
EL SEGUNDO, Calif., November 1, 2007 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2007 third quarter ended September 30, 2007.
For the fiscal 2007 third quarter, net sales increased $8.0 million, or 3.6%, to $231.3 million from net sales of $223.3 million for the third quarter of fiscal 2006. Same store sales increased 0.1% for the third quarter.
Gross profit for the fiscal 2007 third quarter increased to $82.0 million from $77.7 million in the third quarter of the prior year. The Company’s gross profit margin increased to 35.5% in the fiscal 2007 third quarter from 34.8% in the third quarter of the prior year. The gross margin improvement was driven by an increase of approximately 30 basis points in product margins and a $1.0 million decrease in distribution center costs resulting from operational efficiencies realized in the Company’s new distribution center.
Selling and administrative expenses as a percentage of net sales were 26.8% in the fiscal 2007 third quarter compared to 26.4% in the third quarter of last year.
Net income for the fiscal 2007 third quarter was $8.4 million, or $0.37 per diluted share, versus net income of $7.8 million, or $0.34 per diluted share, for the third quarter of fiscal 2006.

“Our third quarter performance exceeded the upper end of our earnings guidance and demonstrated the strength of our business model,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “While we continued to face a challenging consumer environment throughout the quarter, with particular headwinds in certain of our markets, our team did a tremendous job of overcoming these challenges and producing solid gains in the bottom line. Our same store sales comped positively and we meaningfully increased product margins during the quarter, while realizing significant distribution center savings from improved operating efficiencies.”
Mr. Miller continued, “As we enter the fourth quarter, macro-economic conditions remain challenging and we expect a continuation of this environment for the remainder of the year. However, we believe we have a strong merchandising and promotional plan in place to drive business through the important holiday season.”
For the thirty-nine week period ended September 30, 2007, net sales increased $23.9 million, or 3.7%, to $666.2 million from net sales of $642.3 million in the same period last year. Same store sales increased 0.2% in the first 39 weeks of fiscal 2007 versus the same period last year. Net income was $21.9 million, or $0.97 per diluted share, for the first 39 weeks of fiscal 2007, compared to net income of $21.2 million, or $0.93 per diluted share, in the same period last year.
Quarterly Cash Dividend
The Company’s Board of Directors has declared a quarterly cash dividend of $0.09 per share of outstanding common stock, which will be paid on December 14, 2007 to stockholders of record as of November 30, 2007.
Share Repurchases and New Repurchase Program
During the 2007 third fiscal quarter and fourth fiscal quarter through October 31, 2007, the Company repurchased 586,425 shares of its common stock for a total expenditure of $12.2 million. Since the inception of the Company’s share repurchase program, which had an initial authorization of $15.0 million, the Company has repurchased a total of 666,535 shares, for a total expenditure of $13.9 million. The Company has $1.1 million of authorization remaining under this program.
The Company’s Board of Directors also has authorized an additional share repurchase program for the purchase of up to $20.0 million of the Company’s common stock. Under the authorization, the Company may purchase shares from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission. However, the timing and amount of such purchases, if any, would be at the discretion of management, and would depend on market conditions and other considerations.

“Our business model continues to generate significant free cash flow, and we have used that cash flow, together with borrowings under our credit facility, to deliver value to our stockholders by paying our quarterly dividend and repurchasing our stock,” said Mr. Miller. “We are pleased to announce the authorization of a new repurchase program today, as we believe the program confirms and strengthens our commitment to enhancing stockholder value over the long term.”
Guidance
For the fiscal 2007 fourth quarter, the Company expects to realize same store sales growth in the low single-digit negative to low single-digit positive range and earnings per diluted share in the range of $0.36 to $0.46. For the fiscal 2007 full year, the Company expects to realize same store sales growth in the low single-digit negative to low single-digit positive range and earnings per diluted share in the range of $1.33 to $1.43. Fourth quarter and full-year guidance assumes that sales will continue to be challenged by macro-economic issues affecting the consumer environment, and full-year guidance compared to the prior year reflects lower distribution center expenses offset by a reduction in inventory cost capitalization and higher administrative expenses to support the Company’s overall growth and financial reporting initiatives.
Store Openings
During the fiscal 2007 third quarter, the Company opened six new stores, including one relocation, bringing its total store count as of the end of the third quarter to 353 stores. The Company has opened three new stores during the fiscal 2007 fourth quarter to date. The Company anticipates opening seven additional stores before the end of the year, for a total of 20 new stores, net of relocations, during fiscal 2007.
Conference Call Information
The Company will host a conference call and audio webcast today at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the fiscal 2007 third quarter. The webcast will be available at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 356 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, operating expense fluctuations, disruption in product flow or increased costs related to distribution center operations, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2007. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$5,428	$5,145
Trade and other receivables, net of allowances of $814 and $314, respectively	8,342	13,146
Merchandise inventories	257,930	228,692
Prepaid expenses	9,118	9,857
Deferred income taxes	9,803	9,345

Total current assets	290,621	266,185

Property and equipment, net of accumulated depreciation of $103,960 and $92,236, respectively	88,802	88,159
Deferred income taxes	8,991	7,795
Other assets, net of accumulated amortization of $229 and $590, respectively	1,068	1,107
Goodwill	4,433	4,433

Total assets	$393,915	$367,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$106,735	$96,128
Accrued expenses	58,034	66,513
Current portion of capital lease obligations	1,767	1,995

Total current liabilities	166,536	164,636

Deferred rent, less current portion	20,429	19,735
Capital lease obligations, less current portion	2,459	2,992
Long-term debt	95,066	77,086
Other long-term liabilities	2,959	2,770

Total liabilities	287,449	267,219

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 22,894,687 and 22,848,887 shares, respectively; outstanding 22,138,942 and 22,670,367 shares, respectively	228	228
Additional paid-in capital	90,269	87,956
Retained earnings	29,944	14,126
Less: Treasury stock, at cost; 755,745 and 178,520 shares, respectively	(13,975)	(1,850)

Total stockholders’ equity	106,466	100,460

Total liabilities and stockholders’ equity	$393,915	$367,679

BIG 5 SPORTING GOODS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	September 30, 2007	October 1, 2006	September 30, 2007	October 1, 2006

Net sales	$231,308	$223,276	$666,161	$642,263
Cost of goods sold, buying and occupancy, excluding depreciation and amortization shown separately below	149,289	145,592	429,036	414,440

Gross profit	82,019	77,684	237,125	227,823

Operating expenses:
Selling and administrative	62,066	58,961	183,539	174,924
Depreciation and amortization	4,554	4,069	12,926	12,473

Total operating expenses	66,620	63,030	196,465	187,397

Operating income	15,399	14,654	40,660	40,426

Interest expense	1,582	1,709	4,504	5,407

Income before income taxes	13,817	12,945	36,156	35,019

Income taxes	5,438	5,120	14,247	13,820

Net income	$8,379	$7,825	$21,909	$21,199

Dividends per share declared	$0.09	$0.09	$0.27	$0.25

Earnings per share:
Basic	$0.37	$0.34	$0.97	$0.93

Diluted	$0.37	$0.34	$0.97	$0.93

Weighted-average shares of common stock outstanding:
Basic	22,406	22,692	22,591	22,701

Diluted	22,492	22,794	22,693	22,802